UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

ALLIANCE FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

New York	000-15366	16-1276885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Madison Street, Syracuse, New York	13202
(Address of principal executive offices)	(Zip Code)

(315) 475-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 25, 2009, Alliance Financial Corporation’s Board of Directors amended and restated its Certificate of Incorporation to delete the provisions in Article 4 which established and designated the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” shares (the “Designated Preferred Stock”) together with all rights and preferences relating to the Designated Preferred Stock as previously set forth in Article 4. A copy of the Restated Certificate of Incorporation, as amended, is attached as Exhibit 3.1 to this Current Report.

Item 8.01 Other Events

Alliance Financial Corporation (the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced that its Board of Directors has declared a quarterly dividend of $0.28 per common share. This declaration represents an increase of $0.02 per share or 7.7% from the previous quarter. The dividend is payable on October 2, 2009 to shareholders of record on September 17, 2009.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and investment management services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Alliance Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE FINANCIAL CORPORATION

Date: August 27, 2009	By:	/s/ J. Daniel Mohr
J. Daniel Mohr
Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Alliance Financial Corporation.